Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE SIGNS DEFINITIVE AGREEMENT TO

ACQUIRE QUEEN CITY HOSPICE, LLC AND AFFILIATE

Ohio Business Provides Hospice Services through Three Locations

Producing Annualized Revenue of Approximately $56 Million

Frisco, Texas (November 11, 2020) – Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home care services, today announced the signing of a definitive agreement to acquire Queen City Hospice, LLC, and its affiliate Miracle City Hospice, LLC (together “Queen City Hospice”) for a cash purchase price of $192.0 million, representing $162.8 million of value, net of the present value of $29.2 million in estimated tax benefits. Based in Cincinnati, Ohio, Queen City Hospice currently serves an average daily census of approximately 900 patients across the state of Ohio, including patients in the Cincinnati, Columbus, and Dayton markets. Addus expects to close the transaction following completion of all required regulatory approvals, subject to customary closing conditions. Addus will fund the acquisition through a combination of cash on hand and the Company’s revolving credit facility.

Dirk Allison, President and Chief Executive Officer of Addus HomeCare Corporation, commented, “We are very pleased to announce our agreement to acquire Queen City Hospice, a leading provider of hospice services in the state of Ohio. This proposed acquisition is aligned with our strategy of providing hospice and home health care in markets where we already have a significant personal care presence. With this acquisition, Ohio becomes the second state where we have the capability to provide all three levels of home care. We are excited to have this opportunity to combine a well-respected and growing hospice operation like Queen City Hospice with our existing operations.

“We look forward to working with the experienced operational leadership team at Queen City Hospice and its clinical staff of over 600 employees. Importantly, we share the same dedication to patient-centered hospice services that allow consumers to receive quality, compassionate care in their homes. We believe this acquisition is a great strategic fit for Addus, and we look forward to the additional opportunities for growth through our combined operations. Queen City Hospice has annualized revenues of approximately $56 million, and we expect this transaction to be immediately accretive to our financial results,” said Allison.

James Vannelle, Chief Executive Officer of Queen City Hospice, LLC, commented, “We are excited to have our team join the Addus family and believe this will be a great opportunity for everyone associated with Queen City Hospice. We are mindful of our critical role in meeting the demand for quality end of life care and supporting the patients and families we serve. We recognize this same level of commitment in the Addus team, and we look forward to working together to extend our market reach so that Queen City Hospice can provide quality hospice services to more patients.”

Mr. Allison added, “Acquisitions have been and remain an important part of our growth strategy at Addus. This pending acquisition, along with the other two acquisitions we have closed in 2020, will bring our total acquired annualized revenues to approximately $82 million. We have strategically maintained a strong capital structure, which allows us to pursue acquisition opportunities as they occur. While our approach to acquisitions has emphasized appropriate caution and additional diligence through the early phase of the COVID-19 pandemic, we are now fully engaged in the process of identifying and pursuing acquisition opportunities in each of our three operating segments. We have an outstanding development team with a track record of success and a strong acquisition pipeline, which together support our ability to extend our market reach and further strengthen our competitive position.”

Raymond James Health Care Banking acted as financial advisor to Addus.

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Addus Announces Definitive Agreement to Acquire Queen City Hospice, LLC

November 11, 2020

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, the anticipated impact to our business operations, reimbursements and patient population due to the recent COVID-19 global pandemic, caused by a novel strain of the coronavirus (COVID-19), and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 10, 2020, which is available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 44,000 consumers through 214 locations across 25 states. For more information, please visit www.addus.com.

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